Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports Third Quarter 2025 Results
Net Income of $4.3 Million

Albany, N.Y. – October 30, 2025 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), a leading financial institution in New York’s Capital Region, today reported the results for the three and nine months ended September 30, 2025.

Net income for the three months ended September 30, 2025 was $4.3 million, or $0.18 per basic and diluted share, as compared to $6.3 million, or $0.25 per basic and diluted share, for the three months ended September 30, 2024. Net income for the nine months ended September 30, 2025 was $16.5 million, or $0.67 per basic and diluted share, as compared to $15.0 million, or $0.59 per basic and diluted share, for the nine months ended September 30, 2024.

Highlights

●	Net loans receivable of $1.61 billion at September 30, 2025 was up $179.4 million, or 12.5%, from December 31, 2024.
●	Deposits of $1.90 billion at September 30, 2025 were up $308.8 million, or 19.5%, from December 31, 2024.
●	Net interest income of $20.2 million for the three months ended September 30, 2025 was up $2.3 million, or 12.9%, from the three months ended September 30, 2024.
●	Net interest margin of 4.16% for the three months ended September 30, 2025 was up 4 basis points from the three months ended September 30, 2024.
●	On October 28, 2025, Pioneer, through its wealth management subsidiary, completed the acquisition of Brown Financial Management Group, LLC, a wealth management firm in the Capital Region of New York, adding $73 million of assets under management.

Thomas Amell, President and CEO, said, “Our financial results for the third quarter of 2025 reflect Pioneer’s consistent focus on our relationship-based model of creating client advocacy through highly engaged employees. We experienced positive momentum for the quarter with growth in net interest income and margin, reflecting an increased loan portfolio, growth in our diversified deposit base, and prudently managed funding costs. In addition, we have continued executing on our strategy of being “More Than a Bank” by completing the acquisition of Brown Financial Management Group, LLC, which further expands our wealth management business. Pioneer remains committed to providing a wide range of seamless, integrated products and services under one roof that enable people, families, and businesses to achieve their financial goals.”

Total assets were $2.24 billion at September 30, 2025, primarily consisting of $1.61 billion of net loans receivable, $254.5 million of securities available for sale and $228.6 million of cash and cash equivalents. Deposits totaled $1.90 billion at September 30, 2025, and the deposit base was well diversified across customer segments, consisting of approximately 49% retail, 19% commercial and 32% municipal customer relationships. Estimated uninsured deposits, net of affiliate deposits and collateralized deposits, represented 14.5% of total deposits at September 30, 2025. Total shareholders’ equity was $314.2 million at September 30, 2025.

Selected highlights at and for the three and nine months ended September 30, 2025 are as follows:

Net Interest Income and Margin

Net interest income increased $2.3 million, or 12.9%, to $20.2 million for the three months ended September 30, 2025 from $17.9 million for the three months ended September 30, 2024, and increased $6.5 million, or 12.3%, to $58.9 million for the nine months ended September 30, 2025 from $52.4 million for the nine months ended September 30, 2024. The increase in net interest income for the three months ended September 30, 2025 was primarily due to an increase in the average yield on interest-earning assets of 22 basis points and an increase in the average balance of interest-earning assets of $205.7 million, partially offset by an increase in the average cost of interest-bearing liabilities of 16 basis points and an increase in the average balance of interest-bearing liabilities of $182.8 million. The increase in net interest income for the nine months ended September 30, 2025 was primarily due to an increase in the average yield on interest-earning assets of 29 basis points and an increase in the average balance of interest-earning assets of $151.5 million, partially offset by an increase in the average cost of interest-bearing liabilities of 17 basis points and an increase in the average balance of interest-bearing liabilities of $124.5 million.

Interest income increased $3.9 million, or 16.0%, to $28.3 million for the three months ended September 30, 2025, from $24.4 million for the three months ended September 30, 2024. Interest income increased $10.0 million, or 14.2%, to $81.1 million for the nine months ended September 30, 2025, from $71.1 million for the nine months ended September 30, 2024. The increase in interest income for the three and nine months ended September 30, 2025 was driven by market-related increases in interest rates on new loans and on investment securities purchased. The average yield on interest-earning assets increased by 22 basis points to 5.86% for the three months ended September 30, 2025, compared to 5.64% for the three months ended September 30, 2024. The average yield on interest-earning assets increased by 29 basis points to 5.66% for the nine months ended September 30, 2025, compared to 5.37% for the nine months ended September 30, 2024.

Interest expense increased $1.6 million, or 24.7%, to $8.1 million for the three months ended September 30, 2025 from $6.5 million for the three months ended September 30, 2024. Interest expense increased $3.6 million, or 19.4%, to $22.2 million for the nine months ended September 30, 2025 from $18.6 million for the nine months ended September 30, 2024. The average cost of interest-bearing liabilities increased by 16 basis points to 2.51% for the three months ended September 30, 2025, compared to 2.35% for the three months ended September 30, 2024. The average cost of interest-bearing liabilities increased by 17 basis points to 2.40% for the nine months ended September 30, 2025, compared to 2.23% for the nine months ended September 30, 2024. The average cost of interest-bearing liabilities increased for the three and nine months ended September 30, 2025 primarily due to the repricing of certain interest-bearing deposit accounts in response to changes in market interest rates and the higher interest rate environment, as well as a shift in the mix of deposits towards higher cost interest-bearing accounts.

Net interest margin increased 4 basis points to 4.16% for the three months ended September 30, 2025, compared to 4.12% for the three months ended September 30, 2024. Net interest margin increased 15 basis points to 4.10% for the nine months ended September 30, 2025, compared to 3.95% for the nine months ended September 30, 2024.

Asset Quality and Provision for Credit Losses

Non-performing assets were $12.0 million, or 0.53% of total assets, at September 30, 2025, compared to $5.2 million, or 0.27% of total assets, at December 31, 2024. The increase in non-performing assets at September 30, 2025 was primarily due to a $4.7 million commercial real estate loan relationship consisting of four loans secured by multiple office, warehouse and industrial properties being placed on non-accrual status during the nine months ended September 30, 2025.

The allowance for credit losses on loans was $24.6 million at September 30, 2025, compared to $21.8 million at December 31, 2024, representing 1.50% and 1.49% of total loans outstanding, respectively.

Net charge-offs were $4,000 and $89,000 for the three and nine months ended September 30, 2025, respectively, compared to net recoveries of $134,000 and net charge-offs of $15,000 for the three and nine months ended September 30, 2024, respectively. Annualized net charge-offs were 0.00% and 0.01% of average loans for the three and nine months ended September 30, 2025, respectively, compared to annualized net recoveries of 0.04% and net charge-offs of 0.00% of average loans for the three and nine months ended September 30, 2024, respectively.

The provision for credit losses was $785,000 and $3.1 million for the three and nine months ended September 30, 2025, respectively, as compared to a credit to the provision for credit losses of $870,000 and $40,000 for the three and nine months ended September 30, 2024, respectively. The increase in the provision for credit losses for the three and nine months ended September 30, 2025 was primarily due to growth in the loan portfolio and changes in current economic conditions.

Noninterest Income and Noninterest Expense

Noninterest income of $3.8 million for the three months ended September 30, 2025 decreased $303,000, or 7.4%, as compared to $4.1 million for the three months ended September 30, 2024. Noninterest income of $12.3 million for the nine months ended September 30, 2025 increased $306,000, or 2.5%, as compared to $12.0 million for the nine months ended September 30, 2024. The decrease in noninterest income for the three months ended September 30, 2025 was primarily due to a decrease in other noninterest income and a net gain on available for sale securities during the three months ended September 30, 2024 as compared to no such gain for the three months ended September 30, 2025. The increase in noninterest income for the nine months ended September 30, 2025 was primarily due to an increase in other noninterest income and an increase in insurance and wealth management services income, offset in part by a net gain on equity securities and a net gain on available for sale securities during the nine months ended September 30, 2024 as compared to no such gains for the nine months ended September 30, 2025. The increase in other noninterest income for the nine months ended September 30, 2025 was primarily due to an increase in bank-owned life insurance income as a result of a death benefit. The increase in insurance and wealth management services income for the nine months ended September 30, 2025 was primarily as a result of organic growth and positive market performance related to our wealth management services.

Noninterest expense of $17.6 million for the three months ended September 30, 2025 increased $2.9 million, or 20.0%, as compared to $14.7 million for the three months ended September 30, 2024. Noninterest expense of $46.9 million for the nine months ended September 30, 2025 increased $1.7 million, or 3.8%, as compared to $45.2 million for the nine months ended September 30, 2024. The increase in noninterest expense for the three months ended September 30, 2025 was primarily due to an increase in salaries and employee benefits and an increase in other expenses. The increase in noninterest expense for the nine months ended September 30, 2025 was primarily due to an increase in salaries and employee benefits and an increase in other expenses, offset in part by a decrease in professional fees. Salaries and employee benefits increased due to compensation expense from annual merit increases as well as due to share-based compensation costs recognized during the three and nine months ended September 30, 2025 for the stock awards granted during the three months ended June 30, 2024. Other expenses increased primarily due to litigation-related expense, offset in part by a benefit for the other cost components of the net periodic pension and post-retirement benefits cost during the three and nine months ended September 30, 2025. The decrease in professional fees for the nine months ended September 30, 2025 was primarily due to lower legal fees and expenses.

Income Taxes

Income tax expense decreased $609,000 to $1.3 million for the three months ended September 30, 2025 as compared to $1.9 million for the three months ended September 30, 2024 primarily due to a decrease in income before income taxes. Income tax expense increased $294,000 to $4.6 million for the nine months ended September 30, 2025 as compared to $4.3 million for the nine months ended September 30, 2024 primarily due to an increase in income before income taxes. Our effective tax rate was 22.8% and 21.8% for the three and nine months ended September 30, 2025, respectively, compared to 23.0% and 22.4% for the three and nine months ended September 30, 2024, respectively.

Balance Sheet Summary

Total assets of $2.24 billion at September 30, 2025 increased $263.6 million, or 13.3%, from $1.98 billion at December 31, 2024.

Net loans receivable of $1.61 billion at September 30, 2025 increased $179.4 million, or 12.5%, from $1.43 billion at December 31, 2024. The increase in net loans receivable was primarily a result of growth in the residential mortgage loan portfolio which increased by $74.1 million. In addition, commercial real estate loans increased by $55.0 million, commercial construction loans increased by $32.5 million, commercial and industrial loans increased by $16.8 million, home equity loans and lines of credit increased by $2.7 million, and consumer loans increased by $1.1 million.

Securities available for sale of $254.5 million at September 30, 2025 decreased $67.0 million, or 20.8%, from $321.5 million at December 31, 2024. The decrease was primarily due to maturities, paydowns and calls of $176.7 million, offset in part by purchases of $102.0 million of securities during the nine months ended September 30, 2025.

Deposits of $1.90 billion at September 30, 2025 increased $308.8 million, or 19.5%, from $1.59 billion at December 31, 2024. By deposit category, non-interest-bearing demand accounts increased by $115.7 million, certificates of deposit increased by $108.0 million, money market accounts increased by $90.9 million, and demand accounts increased by $2.7 million, offset in part by a decrease in savings accounts of $8.5 million. The increase in non-interest-bearing demand accounts was primarily related to growth in municipal deposits due to seasonality and growth in commercial deposits. The increase in certificates of deposit was primarily due to an increase in brokered deposits, and by a migration of funds from non-interest bearing demand, savings and other lower rate interest-bearing accounts. The increase in money market accounts was primarily due to a migration of funds from non-interest bearing demand, savings and other lower rate interest-bearing accounts. The decrease in savings accounts was primarily due to a migration of funds to higher rate interest-bearing accounts.

Shareholders’ equity of $314.2 million at September 30, 2025 increased $9.6 million, or 3.2%, from $304.6 million at December 31, 2024 primarily as a result of net income of $16.5 million and an increase in accumulated other comprehensive income of $2.7 million, partially offset by the repurchase of common stock of $10.9 million. Pioneer Bank, National Association has consistently maintained regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 (leverage) capital to average assets ratio of 11.45% at September 30, 2025.

Stock Repurchase

On May 21, 2024, Pioneer announced that it had adopted a stock repurchase program for up to approximately 5% of its then outstanding common stock, or 1,298,883 shares of its common stock. This is Pioneer’s first stock repurchase program since completing its mutual holding company reorganization and related stock offering. Pioneer repurchased 463,126 shares of its common stock during the three months ended September 30, 2025 at an average price of $12.82 per share under this stock repurchase program. As of September 30, 2025, there were 28,333 shares available for repurchase under this program.

About Pioneer

Pioneer is a bank holding company with more than $2 billion in assets. Pioneer provides diversified financial services through its subsidiary, Pioneer Bank, National Association and its subsidiaries, with 22 offices in the Capital Region of New York State, and offers a broad array of banking, insurance, employee benefit and wealth management services to individuals, businesses, and municipalities. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. Pioneer’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements will be achieved. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our transition report on Form 10-KT for the six months ended December 31, 2024, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”), including our quarterly reports on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick J. Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	September 30,	December 31,
	2025	2024

	(In thousands)
Selected Financial Condition Data:
Total assets	$2,243,310	$1,979,730
Cash and cash equivalents	228,551	96,521
Securities available for sale	254,509	321,537
Securities held to maturity	43,882	25,400
Net loans receivable	1,613,932	1,434,575
Bank-owned life insurance	15,306	15,956
Premises and equipment, net	35,320	35,480
Deposits	1,895,031	1,586,183
Shareholders' equity	314,198	304,553

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

	(In thousands, except share and per share amounts)
Selected Operating Data:
Interest income	$28,287	$24,379	$81,141	$71,052
Interest expense	8,084	6,482	22,247	18,626
Net interest income	20,203	17,897	58,894	52,426
Provision for credit losses	785	(870)	3,135	(40)
Net interest income after provision for credit losses	19,418	18,767	55,759	52,466
Noninterest income	3,815	4,118	12,346	12,040
Noninterest expense	17,624	14,689	46,942	45,224
Income before taxes	5,609	8,196	21,163	19,282
Income tax expense	1,279	1,888	4,619	4,325
Net income	$4,330	$6,308	$16,544	$14,957

Earnings per share - basic	$0.18	$0.25	$0.67	$0.59
Earnings per share - diluted	0.18	0.25	0.67	0.59

Weighted average shares outstanding - basic	24,470,461	25,081,864	24,566,729	25,222,029
Weighted average shares outstanding - diluted	24,593,205	25,150,650	24,627,387	25,279,561

	At or For the Three Months Ended		At or For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Performance Ratios:
Return on average assets	0.82%	1.32%	1.07%	1.04%
Return on average equity	5.45%	8.37%	7.07%	6.82%
Interest rate spread (1)	3.35%	3.29%	3.26%	3.14%
Net interest margin (2)	4.16%	4.12%	4.10%	3.95%
Non-interest expenses to average assets	3.34%	3.07%	3.04%	3.14%
Efficiency ratio (3)	73.38%	66.72%	65.89%	70.15%
Average interest-earning assets to average interest-bearing liabilities	151.87%	158.38%	155.30%	159.04%

Capital Ratios (4):
Average equity to average assets			15.15%	15.23%
Total capital to risk weighted assets			17.21%	19.45%
Tier 1 capital to risk weighted assets			15.95%	18.19%
Common equity tier 1 capital to risk weighted assets			15.95%	18.19%
Tier 1 capital to average assets			11.45%	12.13%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans			1.50%	1.49%
Allowance for credit losses as a percentage of non-performing loans			216.05%	395.79%
Net charge-offs to average outstanding loans during the period			0.01%	—%
Non-performing loans as a percentage of total loans			0.69%	0.38%
Non-performing loans as a percentage of total assets			0.51%	0.27%
Total non-performing assets as a percentage of total assets			0.53%	0.27%

Other:
Number of offices			22	23
Number of full-time equivalent employees			265	275

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank, National Association.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.